Exhibit 7

Williams & Webster, PS.
Certified Public Accountants & Business Consultants

Bank of America Financial Center   ●   601 W. Riverside, Suite 1940   ●   Spokane. WA 99201   ●   Phone (509) 838-5111   ●   Fax (509) 838-5114

To the Audit Committee
To the Board of Directors
Rhino Outdoor International, Inc.
1191 Center Point Dr.
Henderson, NV 89704

Based upon conversations with Mr. Walt Tatum, an officer of Rhino Outdoor International, Inc. and additional information that has come to our attention, we concur with your 8K disclosure of February 27, 2006.

Based upon the foregoing information, we believe that the financial statements as filed with the Securities and Exchange Commission are misstated, and therefore we are withdrawing our audit report for 2006 and notifying the Securities and Exchange Commission of the same.

The Company should take immediate steps under Section 4.02 to file an 8-K informing the public of the above.

/s/ Williams & Webster, P. S.

Williams & Webster, P. S.

Bank of America Financial Center 8OO Fifth Avenue, Suite 4100, Seattle, WA 98104 Phone (206) 447-1303 Fax (206) 470-1150	www.williams-webster.com Member of Russell Bedford International